As filed with the Securities and Exchange Commission on November 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0354783
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Address of Principal Executive Offices) (Zip Code)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC AMENDED AND RESTATED 2007 EQUITY

INCENTIVE PLAN

(Full Title of the Plan)

Jeffrey C. Blockinger

Chief Legal Officer, Chief Compliance Officer

and Secretary

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

(212) 790-0041

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Linda L. Griggs

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 739-5245

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Class A Shares(3)	57,785,714	$4.56	$263,502,855	$10,355.66
LTIP Unit Awards(4)	(5)	(5)	(5)	(5)
Restricted Share Units(6)	(5)	(5)	(5)	(5)

(1)	Calculated pursuant to Rules 457(c) and (h), based upon the average of the high and low sale prices of a Class A Share (defined below) reported on the New York Stock Exchange on November 11, 2008.
(2)	Och-Ziff Capital Management Group LLC (the “Registrant”) previously paid a registration fee of $58,542.71 upon its filing of a registration statement on Form S-8 on November 13, 2007 (File No. 333-147356), registering the sale of Class A Shares. The full amount of the previous fee has been offset against the current registration fee of $10,355.66, resulting in a currently due fee of $0. The previous registration statement is terminated, and $48,187.05 remains available for future registration fees.
(3)	Registrant Class A Shares (“Class A Shares”) reserved for issuance under the Registrant’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional Class A Shares that may become issuable under the Plan as a result of share distributions, share splits or similar transactions involving Class A Shares in accordance with the antidilution provisions of the Plan.
(4)	Includes rights to acquire Class A Shares in exchange for interests in certain of the Registrant’s subsidiaries (the “LTIP Units”), and may include a number of Class B Shares of the Registrant (“Class B Shares”) not to exceed the number of Class A Shares acquirable upon the exchange of the LTIP Units, which Class B Shares (if any) consist solely of voting rights and will be canceled upon the exchange of the LTIP Units for Class A Shares. Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional LTIP Unit Awards, including rights to acquire Class A Shares and any related Class B Shares, that may become issuable under the Plan as a result of share distributions, share splits or similar transactions involving Class A Shares in accordance with the antidilution provisions of the Plan.
(5)	Included in the amount to be registered and the offering price of the Class A Shares registered herein. Any value attributable to the LTIP Unit Awards, representing rights to acquire Class A Shares and any related Class B Shares, and the Restricted Share Units, including rights to acquire Class A Shares, is reflected in the market price of Class A Shares, and such LTIP Unit Awards and Restricted Share Units will be sold for consideration not to exceed the value of the underlying Class A Shares. Accordingly, there is no amount to be registered or offering price for the LTIP Unit Awards and Restricted Share Units beyond those for the Class A Shares, and no registration fee is required with respect thereto.
(6)	Represents rights, with or without distribution equivalents, to acquire Class A Shares upon the vesting thereof, as provided in the Plan. Pursuant to Rule 416(a), this registration statement also covers an indeterminate number of additional Restricted Share Units that may become issuable under the Plan as a result of share distributions, share splits or similar transactions involving Class A Shares in accordance with the antidilution provisions of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in Part I of Form S-8 will be sent or given by Och-Ziff Capital Management Group LLC (the “Company”) to participants in the Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC by the Company are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008.

(c)	The Company’s Current Reports on Form 8-K filed on February 4, 2008, March 25, 2008, April 30, 2008 (only with respect to Item 8.01), June 20, 2008, August 6, 2008 (only with respect to Item 8.01), September 19, 2008, and November 4, 2008 (only with respect to Item 8.01).

(d)	The description of the Class A Shares of the Company (“Class A Shares”) contained in the registration statement on Form 8-A, dated November 6, 2007, filed to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

The LTIP Unit Awards registered herein include rights to acquire Class A Shares in exchange for interests in certain of the Company’s subsidiaries (the “LTIP Units”), and may include a number of Class B Shares of the Company (“Class B Shares”) not to exceed the number of Class A Shares acquirable upon the exchange of the LTIP Units, which Class B Shares (if any) consist solely of voting rights but no economic interests in the Company and will be canceled upon the exchange of the LTIP Units for Class A Shares. Subject to the provisions of the Plan and the applicable award documents, LTIP Unit Awards, including rights to acquire Class A Shares and any related Class B Shares, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until the lapse of all applicable restrictions.

The Restricted Share Units registered herein represent rights, with or without distribution equivalents, to acquire Class A Shares upon the lapsing of restrictions thereon, as provided in the Plan and the applicable award document. Subject to the provisions of the Plan and the applicable award document, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until the lapse of all applicable restrictions.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Second Amended and Restated Limited Liability Company Agreement (the “operating agreement”) provides that the Company will indemnify, to the fullest extent permitted by the Delaware Limited Liability Company Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was a director and/or officer of the Company or any of its subsidiaries (other than in instances of fraud, gross negligence and willful misconduct). Accordingly, unless the Company’s officers and directors commit acts of fraud, gross negligence or willful misconduct, the Company’s shareholders may not have remedies available against such individuals under applicable law. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on the Company’s behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay the Company if it is later determined that he or she is not entitled to indemnification.

The Company has entered into separate indemnification agreements with the Company’s directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with the Company’s approval and counsel fees and disbursements; (ii) any liability pursuant to a loan guarantee, or otherwise, for any of the Company’s indebtedness; and (iii) any liabilities incurred as a result of acting on the Company’s behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the operating agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company maintains directors’ and officers’ liability insurance for the Company’s directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Specimen certificate evidencing the Company’s Class A Shares (incorporated by reference to Exhibit 4.1 of the Company’s registration statement on Form S-1, as amended (File No. 333-144256))

4.2	Specimen certificate evidencing the Company’s Class B Shares (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.3	Class B Shareholders Agreement (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.4	Second Amended and Restated Limited Liability Company Agreement of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.5	Registration Rights Agreement among the Company and the covered persons named therein (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.6	Registration Rights Agreement between the Company and DIC Sahir Limited (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.7	Exchange Agreement among the Company, Och-Ziff Holding Corporation, Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, OZ Advisors II LP, and the Och-Ziff Limited Partners and Class B Shareholders (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2008.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC (Registrant)

By:	/s/ Daniel S. Och
Name:	Daniel S. Och
Title:	Chief Executive Officer, Executive Managing Director and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joel M. Frank and Jeffrey C. Blockinger, and each of them, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign any or all post-effective amendments to the registration statement, new registration statements pursuant to General Instruction E of Form S-8 pertaining to the registration of additional securities and post-effective amendments thereto, and any and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel S. Och Daniel S. Och	Chief Executive Officer, Executive Managing Director and Chairman of the Board (Principal Executive Officer)	November 10, 2008

/s/ Joel M. Frank Joel M. Frank	Chief Financial Officer, Executive Managing Director and Director (Principal Financial and Accounting Officer)	November 10, 2008

/s/ David Windreich David Windreich	Executive Managing Director and Director	November 10, 2008

/s/ Allan S. Bufferd Allan S. Bufferd	Director	November 10, 2008

/s/ William C. Cobb William C. Cobb	Director	November 10, 2008

/s/ Jerome P. Kenney Jerome P. Kenney	Director	November 10, 2008

/s/ Jeffrey R. Leeds Jeffrey R. Leeds	Director	November 10, 2008

Exhibit Index

Exhibit No.	Description
4.1	Specimen certificate evidencing the Company’s Class A Shares (incorporated by reference to Exhibit 4.1 of the Company’s registration statement on Form S-1, as amended (File No. 333-144256))

4.2	Specimen certificate evidencing the Company’s Class B Shares (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.3	Class B Shareholders Agreement (incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.4	Second Amended and Restated Limited Liability Company Agreement of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.5	Registration Rights Agreement among the Company and the covered persons named therein (incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.6	Registration Rights Agreement between the Company and DIC Sahir Limited (incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

4.7	Exchange Agreement among the Company, Och-Ziff Holding Corporation, Och-Ziff Holding LLC, OZ Management LP, OZ Advisors LP, OZ Advisors II LP, and the Och-Ziff Limited Partners and Class B Shareholders (incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-33805))

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1	Och-Ziff Capital Management Group LLC Amended and Restated 2007 Equity Incentive Plan

23.1	Consent of Ernst & Young LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature pages hereto)